Tidal Trust II 485BPOS

Exhibit 99.(i)(clxvii)

CONSENT OF SULLIVAN & WORCESTER LLP

We hereby consent to the use of our name and any reference to our firm in the Registration Statement of Tidal Trust II (the “Trust”), included as part of Post-Effective Amendment No. 732 to the Trust’s Registration Statement on Form N-1A (File No. 333-264478). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

New York, NY

August 25, 2026